Supplemental Agreement

This Supplemental Agreement is entered into as of April 16, 2007 by and between Dreyfus Service Corporation ("Dreyfus") on its behalf, and/or on behalf of one or more of the Funds for which it serves as principal underwriter, and the undersigned (the "Intermediary").

WHEREAS, Dreyfus and the Intermediary have previously entered into one or more of the agreements (the "Agreement") set forth on Attachment A to this Supplemental Agreement relating to certain funds ("Funds") for which Dreyfus is the principal underwriter and distributor of Fund Shares (as defined below);

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, Dreyfus and the Intermediary hereby agree as follows:

A.     Definitions

1.
"Fund" includes the Funds covered by the Agreement and the Funds' principal underwriter and transfer agent. The term does not include any "excepted funds" as defined in Rule 22c-2(b) under the Investment Company Act of 1940 (the "1940 Act").

2.
"Shareholder" shall mean, as applicable, (a) the beneficial owner of Shares, whether the Shares are held directly by Shareholder or by the Intermediary in nominee name; (b) a Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares; or (c) the holder of interests in a Fund underlying a variable annuity or variable life insurance contract.

3.	"Written" communications include electronic communications and facsimile transmissions.

B.    Shareholder Information and Imposition of Trading Restrictions

1.
Agreement to Provide Information. The Intermediary agrees to provide promptly, but not later than 10 business days, to the Fund, upon Written request, the taxpayer identification number ("TIN"), if known, of any or all Shareholder(s) who have purchased, redeemed, transferred or exchanged Shares held through an account with the Intermediary (an "Account") during the period covered by the request and the amount and date of every purchase, redemption, transfer or exchange of Shares. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

(a)
Period Covered by Request. Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. The Fund may request transaction data older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing dilution to the value of the outstanding shares issued by the Fund.

(b)
The Intermediary agrees to use best efforts to determine, promptly upon request of the Fund, but not later than 10 days, whether any person that holds Shares through the Intermediary is an "indirect intermediary "as defined in Rule 22c-2 under the 1940 Act (an "Indirect Intermediary"), and upon further request of the Fund, (i) provide or arrange to have provided the information set forth in paragraph (B)(l) of this Supplemental Agreement regarding Shareholders who hold an account with an Indirect Intermediary; or (ii) restrict or prohibit the Indirect Intermediary from purchasing Shares on behalf of itself or other persons.

(c)	Dreyfus agrees not to use the information received under this Section B for marketing or any other similar purpose without the prior Written consent of the Intermediary.

2.
Agreement to Restrict Trading. The Intermediary agrees to execute Written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of Shares (directly or indirectly through an Account) that violate the policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of its Shares.

(a)
Form of Instructions. Instructions provided to the Intermediary will include the TIN, if known, and the specific restriction(s) to be executed and how long the restriction(s) are to be in place. If the TIN is not known, the instructions will include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instructions relates. Upon request of the Intermediary, the Fund agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder(s), information regarding those trades of the Shareholder that violated the Fund's policies. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than ten business days after receipt of the instructions by the Intermediary.

(b)
Confirmation by the Intermediary. The Intermediary must provide Written confirmation to the Fund that instructions have been executed. The Intermediary agrees to provide the confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

C.    Miscellaneous

1.
This Supplemental Agreement supersedes the terms of the Agreement and any other agreement between the parties with respect to the provisions covered herein. Except as modified herein, the Agreement and all other agreements between the parties remain in full force and effect. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereto.

2.	This Supplemental Agreement will terminate upon termination of the Agreement.

3.	All notices and other communications provided for under the terms of the Agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, or by facsimile or email.

4.
This Supplemental Agreement shall be governed and construed in accordance with the laws of the state of New York without regard to conflict of law principals, and shall bind and inure to the benefit of the parties hereto and their respective successor and assigns.

IN WITNESS WHEREOF, this Supplemental Agreement has been acknowledged and executed as of the date set forth below:

Dreyfus Service Corporation

/s/ Matthew Perrone 4/4/07
Signed

Matthew Perrone
Executive Vice President

Principal Life Insurance Company

/s/ Sara Wiener
Signed

Sara Wiener
Director - Product Management

April 16, 2007

ATTACHMENT A

Marketing and Support Services Agreement

Supplemental Agreement Regarding Networking

Money Market Fund (Omnibus) Distribution and Shareholder Services Agreement

Money Market Fund (Fully-Disclosed)

Distribution and Shareholder Services Agreement

Fund (Omnibus) Distribution and Shareholder Services Agreement

Fund (Fully Disclosed) Distribution and Shareholder Services Agreement

Fund Participation Agreement

Services Agreement